UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

February 18, 2009
Date of Report (Date of Earliest Event Reported)

NEW MEDIA LOTTERY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49884	87-0705063
(State of Incorporation)	(Commission File No.)	(IRS Employer ID)

370 Neff Avenue, Suite L, Harrisonburg, Virginia 22801
(Address of Principal Executive Offices)

(540) 437-1688
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Change in Registrant’s Certifying Accountant

On February 18, 2009 New Media Lottery Services, Inc. (the “Company”) was notified that effective January 1, 2009, the audit partner of Bouwhuis, Morrill & Company, LLC (“BMC”) joined Chisholm, Bierwolf & Nilson, LLC (“CBN”) which became Chisholm, Bierwolf, Nilson & Morrill, LLC (“CBNM”).  As a result, BMC resigned as the Company’s independent registered public accounting firm and CBNM was formally engaged as the Company’s new independent registered public accounting firm.

The decision to retain CBNM as the Company’s certifying public accountant following this event was authorized and approved by the audit committee of the board of directors of the Company.

The Company retained BMC as its principal independent auditor on March 19, 2004, as previously disclosed on Form 8-K as filed with the Securities and Exchange Commission (“SEC”) on April 2, 2004.  For the previous five fiscal years ended April 30, 2008 (the “Fiscal Years”), BMC served as the Company’s independent registered public accounting firm engaged to examine the Company’s consolidated financial statements.  BMC’s reports on the financial statements for the Fiscal Years did not contain an adverse opinion or disclaimer of opinion, nor were the reports qualified as to uncertainty, audit scope or accounting principles.

During the period from the engagement of the Former Auditors through the date of the resignation of the Former Auditors, including the registrant’s most recent fiscal year and the subsequent interim period, there were no disagreements with the Former Auditors,  whether or not resolved, on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure, which, if not resolved to the Former Auditor’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

CBNM did not advise the Company with respect to any of the matters described in Item 304 (a)(2) of Regulation S-K.

The Company has requested that BMC furnish it a letter reflecting the fact that BMC’s withdrawal as the Company’s accounting firm occurred pursuant to the events described above, and not as a result of a disagreement with the Company.  The Company has also requested that BMC furnish a letter addressed to the SEC stating whether is agrees with the above statements.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
16.1	Letter from Bouwhuis, Morrill & Company, LLC regarding change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Media Lottery Services, Inc.

Date: February 20, 2009	/s/ John T. Carson
John T. Carson
Principal Executive Officer and Principal Financial Officer